                             EXCLUSIVE LICENSE AGREEMENT


                                       BETWEEN


                    THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


                                        AND


                                     VYSIS, INC.


                                        FOR


                           MOLECULAR CYTOGENETICS SOFTWARE

                                TABLE OF CONTENTS

 ARTICLE NO.       TITLE                                                PAGE
 -----------       -----                                                ----

      RECITALS  ........................................................  1

 1.   DEFINITIONS  .....................................................  3

 2.   REPRESENTATIONS AND WARRANTS  ....................................  8

 3.   GRANT   .......................................................... 10

 4.   LICENSE ISSUE FEE  ............................................... 14

 5.   ROYALTIES  ....................................................... 14

 6.   DUE DILIGENCE   .................................................. 21

 7.   PROGRESS AND ROYALTY REPORTS   ................................... 24

 8.   BOOKS AND RECORDS   .............................................. 26

 9.   LIFE OF THE AGREEMENT   .......................................... 27

 10.  TERMINATION BY THE REGENTS   ..................................... 28

 11.  TERMINATION BY THE LICENSEE  ..................................... 28

 12.  SUPPLY OF THE SOFTWARE   ......................................... 29

 13.  CONFIDENTIALITY   ................................................ 29

 14.  PATENT PROSECUTION AND MAINTENANCE   ............................. 31

 15.  USE OF NAMES AND TRADEMARKS AND NONDISCLOSURE OF AGREEMENT   ..... 34

 16.  PROPERTY PROTECTION   ............................................ 35

 17.  INFRINGEMENT   ................................................... 37

 18.  INDEMNIFICATION   ................................................ 39

 19.  WAIVER   ......................................................... 41
 20.  ASSIGNABILITY   .................................................. 41
 21.  LATE PAYMENTS   .................................................. 41
 22.  NOTICES   ........................................................ 42
 23.  GOVERNING LAWS   ................................................. 42
 24.  GOVERNMENT APPROVAL OR REGISTRATION   ............................ 43
 25.  EXPORT CONTROL LAWS   ............................................ 43
 26.  FORCE MAJEURE   .................................................. 43
 27.  DISPOSITION OF PRODUCT ON HAND UPON TERMINATION   ................ 44
 28.  MISCELLANEOUS   .................................................. 45

                          EXCLUSIVE LICENSE AGREEMENT FOR
                          MOLECULAR CYTOGENETICS SOFTWARE

     THIS LICENSE AGREEMENT ("Agreement") is made and is effective this 1st day of June, 1995, by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, hereinafter referred to as "The Regents", and Vysis Incorporated, an Illinois corporation, having a principal place of business at 3100 Woodcreek Drive, Downers Grove, Illinois 60515, hereinafter referred to as "Licensee".

RECITALS

     WHEREAS, certain inventions and discoveries, generally characterized as Molecular Cytogenetics Software ("Discovery"), useful for acquisition of multi-color images, for fluorescently stained cells and chromosomes for localization of probe hybridization domains along metaphase chromosomes, and for analysis of chromosomes stained using Comparative Genomic Hybridization were made in the course of research at the University of California, Lawrence Berkeley Laboratory (LBL) by Damir Sudar, et al., under the direction of Joe W. Gray and Daniel Pinkel and are covered by Patent Rights, Copyrights, and Property Rights as defined below;

     WHEREAS, The Regents and Licensee entered into a License Agreement entitled "License Agreement For Chromosome Analysis Technology With

Chromosome Specific Probes" effective August 15, 1989, and having UC Agreement Control Number 89-03-0021 ("Prior License Agreement");

     WHEREAS, under the terms of the Prior License Agreement, The Regents granted to Licensee exclusive licenses to make, use, and sell products covered by patent applications and any patents issuing thereon claiming the techniques of Chromosome Painting and Comparative Genomic Hybridization;

     WHEREAS, The Regents and Licensee acknowledge that the use or practice of the Discovery but for the licenses granted to Licensee under the Prior License Agreement would constitute contributory infringement of the patent applications and resulting patents comprising the patent portfolios of Chromosome Painting and Comparative Genomic Hybridization;

     WHEREAS, The Regents and Licensee have concluded that the competitive advantage comprising the economic value of Products is essentially the same regardless of the available form of current protection in Copyright and Property Rights that The Regents has provided to Licensee covering such Products, and accordingly, the royalty paid to The Regents is independent of such protection ascribed to the Product at any given time;

     WHEREAS, if patent protection claiming the Products becomes available in the future, the parties agree to limit the total royalty exposure of Licensee;

     WHEREAS, both parties recognize and agree that royalties due hereunder will be paid on pending patent applications (for a limited period of time) and issued patents;

     WHEREAS, The Regents recognizes that Licensee has dedicated its business to the development of the technology licensed under the Prior License Agreement, and accordingly, The Regents concludes that Licensee is the best possible party to commercialize the Discovery to the fullest extent;

     WHEREAS, Licensee is desirous of acquiring exclusive licenses to any and all of Patent Rights, Copyrights, and Property Rights covering the Discovery, subject to rights granted to the U.S. Government as hereinafter described; and

     WHEREAS, The Regents desires to grant such licenses to Licensee in order that the Discovery be developed, utilized, and marketed to the fullest extent so that tho Products therefrom and other benefits can be enjoyed by the general public.

     The parties agree as follows:

1. DEFINITIONS

     As used in this Agreement, the following terms shall have the meaning set forth below:

     1.1 "Patent Rights" means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents and requested under Paragraph 15.4 infra, including any reissues, extensions, substitutions, continuations, divisions and continuations-in-part (only to the extent, however, that claims in the continuations-in-part are entitled to the priority filing date of the parent patent application) based on and including any subject matter claimed in or covered by any of or covered by any of the following:

         1.1.1 any subject matter claiming the Discovery or Software made by employees at LBL under the direction of Joe W. Gray and Daniel Pinkel for a period not to exceed two (2) years from the effective date hereof to which such employees are obligated under their employment agreement to assign the patent applications and resulting patents to The Regents.

     1.2 "Patent Products" means (a) any Software Product, kit, composition of matter, material, or product; (b) any Software Product, kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method, or any Software Product, kit, composition of matter, material, or product produced by the Patent Method, or (c) the practice of the Patent Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more claims of Patent Rights during the term of the patent grant, in countries in which such claim or claims have issued and have not expired, been abandoned, disclaimed, or found invalid or unenforceable.

     1.3 "Unprotected Products" means (a) any Software Product, kit, composition of matter, material, or product; (b) any Software Product, kit, composition of matter, material, or product to be used in a manner requiring the performance of the Unprotected Method, or any Software Product, kit, composition of matter, material, or product produced by the Unprotected Method, or (c) the practice of the Unprotected Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more pending claims within Patent Rights during the period and in such countries in which such claim or claims have not issued, and have not expired, been abandoned, disclaimed, or found invalid or unenforceable, such period not to exceed five (5) years from the date in which the subject matter is introduced in a patent application in each country that such patent application is filed.

     1.4 "Patent Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement, an infringement of an unexpired claim of a patent within Patent Rights in that country in which the Patent Method is used or practiced.

     1.5 "Unprotected Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement an infringement of any unabandoned, pending claim of a patent application within Patent Rights during the period and in such countries in which such claim or claims have not issued, and have not expired, been abandoned, disclaimed, or found invalid or unenforceable, such period not to exceed five (5) years from the date in which the subject matter is introduced in a patent application in each country that such patent application is filed.

     1.6  "Method" means Patent Method and Unprotected Method.

     1.7 "Application" means one or more subroutines transferred to Licensee by The Regents that when utilized in aggregate constitute a fully functional unit that performs a complete task for the end user. An example of an Application is an aggregate of subroutines that when utilized in combination perform CGH analysis.

     1.8 "Software" means the QUIPS-TM- multi-color image acquisition Application, the CGH image analysis and profile analysis Application, the fractional length metaphase mapping Application, and any new Applications transferred to Licensee by The Regents after the effective date recited on page one of this Agreement, created by Damir Sudar, et al., at LBL and further described in Appendix A attached hereto and incorporated herein.

     1.9 "Copyright" means those rights that: (i) cover Software Products obtained under Title 17 of the United States Code and applicable related treaty provisions with other countries, and (ii) are assigned to The Regents.

     1.10 "Software Products" means the Software supplied to Licensee by The Regents under this Agreement and any Derivative Works thereof for which the reproduction, Distribution, display, performance, or preparation of such Software or Derivative Works would constitute, but for the licenses granted to Licensee pursuant to this Agreement, an infringement of Copyright or Patent Rights and would constitute but for the licenses granted to Licensee pursuant to this Agreement a misappropriation of Property Rights.

     1.11 "Derivative Works" means any revisions, modifications, translations, abridgements, condensations, expansions, enhancements or supplements of the Software Products or any other form in which such Software Products may be recast, transferred or adapted.

     1.12 "Source Code" means the source code, the internal documentation to the source code, and the external reference specifications to the source code of the Software Products.

     1.13 "Distribute/Distribution" means transfer by any means whatsoever, including, but not limited to, sale, rental, lease, display, loan, sublicense, or the like.

     1.14 "Products" means Patent Products, Unprotected Products, and Software Products.

     1.15 "Property Rights" means all the personal proprietary rights covering the tangible personal property in Software Products owned or managed by The Regents. In no case, however, shall Property Rights include Patent Rights or Copyright or any tangible personal property or Derivative Works developed or produced by or for Licensee whether independently or pursuant to any agreement between Licensee and a third party.

     1.16 "Affiliate(s)" of a party means any entity which, directly or indirectly, controls such party, is controlled by such party or is under common control with such party ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law shall not permit foreign equity participation of a majority, then an "Affiliate" shall include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Licensee herein shall be meant to include its Affiliates.

     1.17 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Licensee to constitute a vehicle for a joint venture, which separate entity manufacture, uses, purchases, sells, or acquires a Product from Licensee. Each reference to Licensee herein shall be meant to include its Joint Ventures.

     1.18 "Infringement Litigation Costs" means costs incurred in the infringement suit, provided for in Article 17 (INFRINGEMENT) of this Agreement, consisting of (i) outside attorney's and in-house attorney's fees (who are specifically hired for the purpose of litigating intellectual property related matters) billed to Licensee or The Regents, (ii) royalties (due The Regents) that were used to offset the infringement suit costs in accordance with Paragraph 17.4, (iii) outside attorney fees of the Licensee that were used to offset the infringement suit costs in accordance with Paragraph 17.2a, and (iv) other out-of-pocket expenses of both parties.

2. REPRESENTATIONS AND WARRANTS

     2.1 The Regents represents and warrants the following:

         2.1.1 Patent Rights and Copyrights were developed under Contract No. DE-AC03-76SF00098 between The Regents and the United States Department of Energy (DOE);

         2.1.2 Pursuant to the terms of Contract No. DE-AC03-76SF00098, title to Patent Rights and Copyrights rests in DOE without action on the part of The Regents to acquire or retain title;

         2.1.3 The Regents has petitioned the DOE on March 15, 1995, for the right to assert Copyright covering the Software Products and was granted such right on ________________________________.

         2.1.4 Pursuant to Contract No. DE-AC03-76SF00098, The Regents may elect to retain title to any invention, (including the Discovery) made by it under U.S. Government funding.

         2.1.5 If The Regents elects to retain title to the intellectual property rights covering the Discovery, The Regents is required by law to grant to the U.S. Government a nontransferable, paid-up, nonexclusive, irrevocable license to use the Discovery by or on behalf of the U.S. Government throughout the world.

     2.2 The Regents represents to the best of its knowledge and accordingly warrants that:

         2.2.1 These licenses and the associated Invention(s) are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT EACH PRODUCT, OR METHOD WILL NOT INFRINGE ANY PATENT, COPYRIGHT, OR OTHER PROPRIETARY RIGHT;

         2.2.2 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE DISCOVERY, METHOD, OR PRODUCT;

         2.2.3 Nothing in this Agreement shall be construed as a warranty or representation by The Regents as to the validity, enforceability, or scope of any of Patent Rights or Copyrights; a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article

               17, 17 (INFRINGEMENT); or conferring by implication, estoppel or otherwise any license or rights under any patents or copyrights of The Regents other than Patent Rights and Copyrights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights; or an obligation to furnish any know-how not provided in Patent Rights, Copyrights, or Property Rights; and

         2.2.4 The Regents has not granted licenses to the Software to any third parties other than the U.S. Government and that as of the effective date recited on page one (1) of this Agreement, to the best of their knowledge, Daniel Pinkel, Joe Gray, and Damir Sudar do not know of any third-party patent or copyright claim against the Software.

3. GRANT

     3.1 Subject to: (i) the limitations set forth in this Agreement, (ii) the grant by DOE to The Regents to assert Copyright to the Software Products, (iii) the rights and licenses granted to the U.S. Government as set forth in paragraph 2.1e supra, and (iv) the continuing rights of The Regents in Paragraph 3.9 infra, The Regents grants to Licensee exclusive licenses under Patent Rights to practice the Method to make, have made, use, and Distribute Patent Products and Unprotected Products where Patent Rights exist.

     3.2 Subject to: (i) the limitations set forth in this Agreement, (ii) the grant by DOE to The Regents to assert Copyright to the Software Products, (iii) the rights and licenses granted to the U.S. Government as set forth in Paragraph 2.1e supra, and (iv) the continuing rights of The Regents in Paragraph 3.9 infra, The Regents grants to Licensee licenses under Copyright to Distribute, use, copy, format, edit, and reproduce partial or complete object code versions of the Software Products and to use, copy, format, reproduce, and to prepare Derivative Works to the Source Code and Software Products where Copyright exists.

     3.3 Subject to: (i) the limitations set forth in this Agreement, (ii) the grant by DOE to The Regents to assert Copyright to the Software Products, (iii) the rights and license granted to the U.S. Government as set forth in Paragraph 2.1e supra, and (iv) the continuing rights of The Regents in Paragraph 3.9 infra, The Regents grants to Licensee licenses under Property Rights to possess, use, and Distribute the Software Products and to possess and use the Source Code throughout the world where The Regents may lawfully grant such a license.

     3.4 The licenses granted in Paragraphs 3.2 and 3.3 supra shall be exclusive for a period of five (5) years from the effective date recited on page one of this Agreement. Thereafter, the licenses granted in Paragraphs 3.2 and 3.3 shall be non-exclusive. Licensee, however, shall be entitled to extend the exclusive period of this Agreement for two (2) additional renewal periods of five (5) years each upon the written approval of DOE.

     3.5 The licenses granted under Property Rights set forth in Paragraph 3.3 immediately above, expressly limit the rights granted to Licensee in the Software Products and the Source Code to those licenses expressly stated in this Agreement and for no other purpose.

     3.6 Under Property Rights, the right to transfer possession of the Source Code by Licensee to third parties other than its agents, consultants, contractors, sublicensees, and such other third parties within the scope of the rights and licenses granted to Licensee hereunder, is expressly excluded from this Agreement.

Except as otherwise stated in this Agreement, Licensee shall not attempt to sell, donate, abandon or otherwise transfer Source Code to any third party. Subject to Paragraph 16.4, Licensee acknowledges that title to the tangible material comprising the Source Code is owned by The Regents and that title is not being transferred to Licensee under this Agreement.

     3.7 The Regents shall have no obligation to provide support, advice, or maintenance services for the Software Products.

     3.8 The manufacture of each Product and the practice of the Method shall be subject to applicable government importation laws and regulations of a particular country on each Product made outside the particular country in which such Product is used or sold.

     3.9 Nothing in this Agreement shall be deemed to limit the right of The Regents to publish and use technical data from any research performed by The Regents relating to the Discovery and to make and use Products, Methods, and associated technology for educational and research purposes.

     3.10 The licenses granted in Paragraphs 3.1, 3.2, and 3.3 hereunder shall be subject to the rights of the U.S. Government including those set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations, and
Article XII, Clause 7(c) of Contract DE-AC03-76SF00098 attached hereto as Appendix B and incorporated herein.

     3.11 Licensee may grant sublicenses to others in the form of label licenses for purchase of Software Products. The Regents also grants to Licensee the right to issue sublicenses under its rights hereunder to third parties to make, have made, Distribute, use, copy, format, edit, and reproduce Products and prepare Derivative Works thereof and to practice the Method and have others practice the Method, provided that Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due The Regents and the U.S. Government that are contained in this Agreement except that Licensee shall not be bound by the royalty rate and license issue fee contained herein with respect to its negotiation with third parties seeking such sublicenses. However, Licensee shall, in such third-party negotiations, use its best efforts in reaching favorable royalty rates and license issue fees. Licensee shall be entitled to five percent (5%) of all income generated from sublicensing as an administrative fee, and of the remaining income, one-half (1/2) of all income generated from sublicensing shall be paid to The Regents and one-half (1/2) shall be retained by Licensee.

     3.12 Licensee shall notify The Regents of each sublicense other than label licenses granted hereunder and provide The Regents with a summary of the major terms of each sublicense. Licensee shall collect and pay all income from fees and royalties due The Regents (and guarantee all such payments) received from sublicensees. Licensee shall require sublicensees to provide it with progress and royalty reports in accordance with the provisions herein, and Licensee shall collect and deliver to The Regents all such reports due from sublicensees.

     3.13 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to The Regents.

     3.14 Pursuant to 35 USC Section 204, because this Agreement grants the exclusive right to make, Distribute, use, copy, format, edit, and reproduce Products in the United States, each Software Product embodying the Discovery or produced through the use thereof will be manufactured substantially in the United States absent a waiver from the U.S. Government.

4. LICENSE ISSUE FEE

     4.1 As consideration for all the rights and licenses granted to Licensee, Licensee will pay to The Regents a license issue fee of Twenty Thousand Dollars ($20,000) in two (2) installments at the times set forth below:

          4.1.1 Ten Thousand Dollars ($10,000) within thirty (30) days after the grant by DOE to The Regents of the right to assert Copyright to the Software Products;

          4.1.2 Ten Thousand Dollars ($10,000) on the first anniversary of the effective date recited on page one of this Agreement.

     4.2 The fee set forth in Paragraph 4.1 above is non-refundable, noncreditable, and not an advance against royalties.

5. ROYALTIES

     5.1 As and in further consideration for all the rights and licenses granted herein, Licensee shall pay to The Regents an earned royalty in the following amount to be paid on the Distribution of any instrument or device on which the Software Products run or the Distribution of Software Products Distributed to upgrade the capability of an instrument or device:

          5.1.1 Two Thousand Five Hundred Dollars ($2,500) on the Distribution of each instrument or device on which the Software Products covered by Copyright run; or

          5.1.2 Two Thousand Five Hundred and One Dollars ($2,501) on the Distribution of each instrument or device on which the Patent Products and Unprotected Products run;

          5.1.3 One Thousand Dollars ($1,000) on each Software Product covered by Copyright Distributed to run on any instrument or device where the customer has never received a Software Product for that instrument or device; or

          5.1.4 One Thousand One Dollars ($1,001) on each Patent Product or Unprotected Product Distributed to run on any instrument or device where the customer has never received a Patent Product or Unprotected Product for that instrument or device;

          5.1.5 Two Hundred Fifty Dollars ($250) on each functionally enhanced Software Product (as opposed to correction of a Software malfunction) covered by Copyright Distributed to update a previous version of the Software Products where such updated Software Products are not Distributed to run in combination with a new instrument or device, provided, however, that Licensee shall pay to The Regents an earned royalty per Application for each new Application transferred from The Regents to Licensee after the effective date of this Agreement that is Distributed to update a version of the existing Software Products already in the possession of the customer when the customer of Licensee has not previously received such new Application. The royalty rate paid to The Regents for a Software Product containing such new Application shall be Five Hundred Dollars ($500) for each copy Distributed to the customers of Licensee; or

          5.1.6 Two Hundred Fifty-One Dollars ($251) on each functionally enhanced Patent Product or Unprotected Product (as opposed to correction of a Software malfunction) Distributed to update a previous version of the Patent Product or Unprotected Product where such updated Products or Unprotected Product is not Distributed to run in combination with a new instrument or device, provided, however, that Licensee shall pay to The Regents an earned royalty per Application for each new Application transferred from The Regents to Licensee after the effective date of this Agreement that is Distributed to update a version of the existing Patent Product or Unprotective Product already in the possession of the customer when the customer of Licensee has not previously received such new Application. The royalty rate paid to The Regents for a Software Product containing such new Application shall be Five Hundred and One Dollars ($501) for each copy Distributed to the customers of Licensee.

The earned royalty paid to The Regents for Products covered by both Copyright and Patent Rights and specified in Paragraphs 5.1.1 and 5.1.2 shall not exceed Two Thousand Five Hundred and One Dollars ($2,501). The earned royalty paid to The Regents for Products covered by both Copyright and Patent Rights and specified in Paragraphs 5.1.3 and 5.1.4 shall not exceed One Thousand-One Dollars ($1,001). The earned royalty paid to The Regents for Products covered by both Copyright and Patent Rights specified in Paragraphs 5.1.5 and 5.1.6 shall not exceed Two Hundred Fifty-One Dollars ($251) for any updated version of the Software Products not containing a new Application and shall not exceed Five Hundred and One Dollars ($501) for a Software Product containing new Application Distributed with an updated version of the Software Products.

     5.2 Licensee shall be entitled to reduce the royalty rates specified in Paragraphs 5.1.1 and 5.1.2 supra to One Thousand Dollars ($1,000) and One Thousand and One Dollars ($1,001) respectively, if the Contribution by The Regents to subsequent versions of the first Derivative Work deemed to be a commercially acceptable Produet is reduced below fifty percent (50%). "Contribution" for the purposes of this Paragraph 5.2 means inclusion of lines of Source Code and object code originating with The Regents either explicitly, or by transference to Licensee from The Regents of concepts, algorithms, methods of operation, look and feel, and the like. In the event that the Contribution to the Software Products provided by The Regents is less than five percent (5%), then Licensee shall make a one-time payment in the amount of Ten Thousand Dollars ($10,000) to The Regents. Such Ten Thousand Dollar ($10,000) payment shall constitute a paid-up license to Licensee, and Licensee shall owe no further consideration to The Regents for the licenses granted hereunder for Software Products. But if Licensee accepts Contributions from The Regents at a later time, the royalties shall revert to the original royalty rate specified in Paragraphs 5.1.1 through 5.1.6.

     5.3 Beginning in the year 1996, Licensee shall pay to The Regents a minimum annual royalty as set forth below:

                            1996 - $ 40,000

                            1997 - $ 25,000

                            1998 - $ 20,000

                            1999 - $ 10,000

     In each succeeding calendar year after the year 1999, Licensee shall pay a minimum annual royalty of Ten Thousand Dollars ($10,000) thereafter for the life of this Agreement. The amount by which minimum royalties for any given year exceed earned royalties for that year shall be paid to The Regents by February 28th of each year and shall be credited against earned royalties quarter to quarter until consumed for that year. In the event minimum annual royalties exceed earned royalties, the excess may be credited against earned royalties in succeeding years until such excess is consumed.

     5.4 Patent Rights, Products, and Methods are defined so that royalties shall be payable on Products and Methods covered by both pending patent applications and issued patents. Earned royalties shall accrue in each country for the period of time specified in Paragraph 9.1 infra and shall be payable to The Regents when a Product is invoiced, or if not invoiced, when delivered to a third party or to itself, an Affiliate, or Joint Venture in the case where such delivery of a Product to Licensee, an Affiliate, or Joint Venture is intended for end use for purposes other than inventory, Product demonstration, or internal research and development.

     5.5 Royalties accruing to The Regents shall be paid to The Regents quarterly on or before the following dates of each calendar year:

                           February 28th

                           May 31st

                           August 31st

                           November 30th

Each such payment will be for royalties which accrued within the most recently completed calendar quarter.

     5.6 All monies due The Regents shall be payable in United States funds collectible at par in San Francisco, California. When a Product is Distributed for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Product was Distributed and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

     5.7 Earned royalties on sales of a Product occurring in any country outside the United States shall not be reduced by any taxes (including value-added taxes), fees, or other charges imposed by the government of such country on the remittance of royalty income. The Licensee shall also be responsible for all bank transfer charges.

     5.8 Notwithstanding the provisions of Article 26 (FORCE MAJEURE), if at any time legal restrictions other than tax withholding on sublicensing revenues prevent prompt remittance of part or all royalties owed to The Regents by the Licensee with respect to any country where a Product is Distributed, the Licensee shall convert the amount owed to The Regents into United States funds and shall pay The Regents directly from another source of funds for the amount impounded.

     5.9 In the event that any patent or any claim thereof included within the Patent Rights shall be held invalid or unenforceable in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. The Licensee shall not, however, be relieved from any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

     5.10 No royalties shall be collected or paid hereunder to The Regents on Products sold to the account of the U.S. Government. Licensee and its sublicensee shall reduce the amount charged for a Product distributed to the U.S. Government by an equal amount to the royalty for such a Product otherwise due The Regents as provided herein.

     5.11 In the event the exclusive license granted to Licensee herein is reduced to nonexclusive licenses under Article 6 (DUE DILIGENCE) and The Regents grants rights to any third party under Patent Rights, Copyrights, or Property Rights (except for the U.S. Government) on financial terms and conditions different than the financial terms of this Agreement, then The Regents shall notify Licensee of such different terms and conditions. Licensee shall have the option of adopting such different terms and conditions by giving notice to The Regents within sixty (60) days of notification by The Regents to Licensee.

     5.12 To the maximum extent permitted under applicable law, the Licensee shall be responsible for the administration and payment of all taxes in the United States other than income or related taxes, whether federal, state, or local government taxes, however designated or levied on this Agreement or related Software Products transferred by The Regents to the Licensee, including any sales and use taxes and state and local privilege or excise taxes based on gross revenues. Any such payments made under this Paragraph 5.12 shall not be deductible or creditable against the fees and royalties due The Regents.

6. DUE DILIGENCE

     6.1 The Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture, and Distribution of Products and shall earnestly and diligently endeavor to market same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefore.

     6.2 The Licensee shall be entitled to exercise prudent and reasonable business judgment in the manner in which it meets its due diligence obligations hereunder. In no case, however, shall Licensee be relieved of its obligations to meet the due diligence provisions of this Article 6 (DUE DILIGENCE).

     6.3 The Licensee shall endeavor to obtain all necessary governmental approvals in each country for the manufacture, use and sale of each Product.

     6.4 The Regents shall have the right and option to either terminate this Agreement or reduce the exclusive licenses granted to Licensee to nonexclusive licenses in accordance with Paragraph 6.5 hereof if Licensee is unable to meet the obligations set forth in Paragraph 6.1 above or is unable to introduce the Products (or the functional equivalent of Software Products) to the market place anywhere in the world before March 1, 1996, subject to Article 26 (FORCE MAJEURE) or the freedom to practice Patent Rights and Copyrights by Licensee without infringement of third-party rights. The exercise of such right and option by The Regents supersedes the rights granted in Article 2 (REPRESENTATIONS AND WARRANTS).

     6.5 To exercise the right to terminate the licenses to a Product or to reduce the grant to Licensee to one of nonexclusivity under this Article 6 (DUE DILIGENCE), The Regents must give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency or to request arbitration. If The Regents has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, terminate the license to that Product or reduce the exclusive license granted to Licensee to a nonexclusive license to such Product by giving written notice to the Licensee. These notices shall be subject to Article 22 (NOTICES).

     6.6 Either party may refer any controversy or claim arising out of or relating to this Article 6 (DUE DILIGENCE) or the breach thereof, to arbitration under the provisions of this Article 6 (DUE DILIGENCE) by so notifying the other party in writing in accordance with the provisions of
Article 22 (NOTICES) stating the nature of the dispute to be resolved.

     6.7 Within fifteen (15) business days following such notice, three (3) arbitrators shall be selected by the following process:

         6.7.1 each party shall designate one individual, not an employee, director, paid consultant, or shareholder of the party to serve as an arbitrator; and

         6.7.2 these two arbitrators shall select a third individual, who shall be an attorney experienced in arbitration proceedings, to serve as the third arbitrator and to preside in resolution of the dispute. The third arbitrator shall not be an employee, director, or shareholder of either party.

     6.8 Promptly after selection of the three arbitrators, the arbitrators shall meet with the parties at which time the parties shall each present in writing the issue to be resolved and a proposed ruling on it. Such writing shall be served on the other party in advance and be limited to no more than twenty (20) pages.

     6.9 The following general provision shall apply to the arbitration proceeding:

         6.9.1 no later than thirty (30) days after the appointment of the third arbitrator, the arbitrators shall set a date for a hearing to resolve the issue identified by the parties. The hearing shall take place no later than one hundred twenty (120) days from the original notice requesting arbitration;

         6.9.2 the arbitrators shall permit the taking of not more than one (1) deposition by each party, and shall permit, subject to the provision of a mutually agreeable protective order, the production of only those documents immediately and directly bearing on the issue or issues subject to arbitration and only to the extent necessary for the convenience and use of the arbitrators, and shall not require or permit any other discovery by any means, including, but not limited to, depositions interrogatories or production of documents;

         6.9.3 no later than ten (10) business days prior to the hearing, each party may submit a single written brief or memorandum in support of its position which may be no more than twenty (20) pages. Each party shall be entitled to no more than three (3) hours of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether each party has had the three (3) hours to which it is entitled or may, upon good cause shown, have additional time to present its case.

         6.9.4 each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Admissibility will be decided by two-thirds vote; and

         6.9.5 within fifteen (15) days of the conclusion of the hearing, each party must submit a proposal finding to the arbitrators.

    6.10 The arbitrators shall rule on the disputed issue within thirty (30) days following the completion of the testimony of both parties. Such ruling shall adopt in their entirety the proposed findings of one of the parties on the disputed issue, or the arbitrators shall adopt alternative findings. The issue shall be resolved upon two-thirds vote of the arbitrators.

    6.11 Arbitration shall take place in the location of choice of the party who has not requested arbitration, but such location shall be in the State of California.

    6.12 The arbitrators shall be paid reasonable fees plus expenses, which shall be shared equally between The Regents and Licensee.

    6.13 The decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

7. PROGRESS AND ROYALTY REPORTS

    7.1 Beginning on February 15, 1996, and annually thereafter, the Licensee shall submit to The Regents a progress report covering the activities of the

Licensee related to the development and testing of each Product and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be provided to The Regents to cover the progress of the research and development of the Product until its first commercial sale in the United States.

    7.2 The progress reports submitted under Section 8.1 shall include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of each Product and may also be able to determine whether or not Licensee has met its diligence obligations set forth in Article 6 (DUE DILIGENCE) above:

         - summary of work completed
         - key scientific discoveries
         - summary of work in progress
         - date of introduction of each Product to the market
         - activities of sublicensees, if any

    7.3 The Licensee also agrees to report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Product in each country.

    7.4 After the first commercial sale of a Product, the Licensee will provide The Regents with quarterly royalty reports to The Regents on or before each February 28, May 31, August 31, and November 30 or each year. Each such royalty report will cover the most recently completed calendar quarter (October through December, January through March, April through June, and July through September) and will show:

          7.4.1 the number of instruments and devices on which the Software Products run Distributed by Licensee and the number and type of each Product Distributed by Licensee in accordance with the royalty categories specified in SubParagraphs 5.1a through 5.1f during the most recently completed calendar quarter;

          7.4.2 the number of instruments an devices on which the Software Products run Distributed by the sublicensees of Licensee and the number and type of each Product Distributed by the sublicensees of Licensee in accordance with the royalty categories specified in SubParagraphs 5.1a through 5.1f during the most recently completed calendar quarter;

          7.4.3 the royalties in U.S. dollars, payable hereunder with respect to the royalty categories specified in Sub Paragraphs 5.1a through 5.1f;

          7.4.4 the exchange rates used, if any.

     7.5 If no Product has been made during any reporting period, a statement to this effect shall be required.

8. BOOKS AND RECORDS

     8.1 The Licensee shall keep books and records accurately showing each Product manufactured, used, Distributed, copied, formatted, edited, and reproduced under the terms of this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection, upon seven (7) days notice during normal business hours at the normal place of business of Licensee to a mutually agreed upon independent accountant or auditor who shall be bound by an obligation of confidentiality for such audit. Audits of the books and records of Licensee shall not take place more than once in any twelve (12)-month period.

    8.2 The fees and expenses of the accountant or auditor performing such examination shall be borne by The Regents. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of the accountant or auditor shall be borne by the Licensee.

9. LIFE OF THE AGREEMENT

     9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date received on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement or until the last patent application licensed under this Agreement is abandoned. In the event none of the patents licensed under this Agreement issues or all patents are abandoned, this Agreement shall be in force for a period of twenty (20) years from market introduction for the last to be introduced Software Product covered by Copyright and Property Rights in the United States.

     9.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

     Article 8    Books and Records

         Article 13 Confidentiality

         Article 15 Use of Names and Trademarks

         Article 18 Indemnification

         Article 27 Disposition of each Product on Hand Upon Termination

10. TERMINATION BY THE REGENTS

    10.1 If the Licensee should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to the Licensee. If a Notice of Termination is sent to the Licensee, this Agreement shall automatically terminate on the effective date of such notice. These notices shall be subject to Article 22 (NOTICES).

11. TERMINATION BY THE LICENSEE

   11.1 The Licensee shall have the right upon ninety (90) days written notice to The Regents to terminate this Agreement in whole or as to any portion of Patent Rights, Copyright, and Property Rights. Upon expiration of the ninety (90)-day period, termination by Licensee shall be effective and Licensee shall stand unlicensed hereunder. Such notice of termination shall be subject to
Article 22 (NOTICES).

12. SUPPLY OF THE SOFTWARE

     12.1 The Regents agrees to initially supply Licensee with one copy of all applicable Source Code materials and existing documentation relating to the Software Products. During the term hereof, The Regents, upon the mutual agreement of the parties hereto, may supply Licensee with updated versions of the Software Products and any new Applications developed therefor. Licensee shall promptly supply The Regents with at least one copy of each latest version of all applicable Source Code materials and existing documentation relating to the Software Products for so long as this Agreement is in effect. The Regents agrees to keep Derivative Works of the Licensee in confidence in accordance with the provisions of Article 13 (CONFIDENTIALITY).

13. CONFIDENTIALITY

     13.1 Licensee and The Regents respectively shall treat and maintain the proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information of the other party ("Proprietary Information") in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five (5) years after the date of termination of this Agreement, provided that all Proprietary Information shall be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it shall be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Licensee and The Regents may use and disclose Proprietary Information to its employees, agents, consultants, contractors, and sublicensees, or as is deemed necessary by Licensee or The Regents to market and Distribute each Product, and for any purpose set forth or relating to this Agreement, provided that any such parties are bound by a like duty of confidentiality.

               13.1.1 Nothing contained herein shall in any way restrict or impair the right of Licensee or The Regents to use, disclose or otherwise deal with any Proprietary
                        Information:

               13.1.1.1 that recipient can demonstrate by written records was previously known to it; or

               13.1.1.2 that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; or

               13.1.1.3 that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or

               13.1.1.4 that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; or

               13.1.1.5 that is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

               13.1.1.6 that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

If The Regents is required to disclose Proprietary Information of the Licensee pursuant to SubParagraphs (iv) and (vi) above, The Regents shall give Licensee ten (10) days notice prior to disclosure.

     13.2 The Licensee and The Regents agree to destroy or return to the disclosing party Proprietary Information received from the other in its possession within fifteen (15) days following the effective date of termination. However, each party may retain one copy of Proprietary Information for archival purposes in nonworking files. Licensee and The Regents agree to provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed.

14. PATENT PROSECUTION AND MAINTENANCE

     14.1 The Regents shall diligently prosecute and maintain the United States and foreign patent applications and patents comprising Patent Rights using counsel of its choice. The Regents shall promptly provide Licensee with copies of all relevant documentation so that Licensee may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Licensee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office or The Regents must act to preserve Patent Rights, The Regents shall be free to respond appropriately without consideration of the comments made by Lieensee, if any. Both parties hereto agree to keep this documentation in confidence in accordance with the provisions of Article 13 (CONFIDENTIALITY) herein. The counsel of The Regents will take instructions only from The Regents. The Regents shall retain counsel of its choice that is reasonably acceptable to Licensee, provided, however, that if Licensee rejects choice of counsel made by The Regents three (3) times consecutively (i.e., three different new attorneys), then The Regents shall be free, in its sole discretion, to choose an attorney of its choice.

     14.2 The Regents shall use all reasonable efforts to amend any patent application to include claims requested by the Licensee and required to protect each Product contemplated to be sold or Method to be practiced under this Agreement.

     14.3 The Regents shall, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available. The Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing shall be in writing and must identify the countries desired. The absence of such a notice from the Licensee to The Regents within the seven

(7)-month period shall be considered an election by Licensee not to request The Regents to secure foreign patent rights on behalf of the Licensee. The Regents shall have the right to file patent applications at its own expense in any country Licensee has not included in its list of desired countries, and such applications and resultant patents, if any, shall not be included in the licenses granted under this Agreement. However, The Regents shall notify Licensee of such foreign countries in which The Regents filed patent applications and in which Licensee elected not to secure foreign rights. Subject to the availability of relevant rights, Licensee shall have the right and option to include in this Agreement (if not already licensed exclusively to a third party) those patent applications and patents issuing thereon filed in countries not originally included in the desired list of the Licensee at any time up to five (5) years from the filing date of such patent applications, provided, however, that Licensee shall notify The Regents in writing of its decision and shall share equally with other licensees in all filing, prosecution, and maintenance fees for such additional patents and patent applications.

    14.4 1/n of past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the preparation and filing of patents covered by Patent Rights in Paragraph 1.1 shall be borne by Licensee. The costs of all interferences and oppositions shall be considered prosecution expenses and also shall be borne by Licensee. Licensee shall reimburse The Regents for all costs and charges within thirty (30) days following receipt of a proper itemized invoice from The Regents to which relevant law firm billings shall be attached. For purposes of this Paragraph, "n" means the number of licensees of the Regents to Patent Rights. But, the United States Government shall not be considered a licensee of The Regents.

    14.5 The obligation by Licensee to underwrite and to pay patent filing costs and related costs, prosecution and maintenance costs shall continue for so long as this Agreement remains in effect, provided, however, that the Licensee may terminate its obligations with respect to any patent application or patent in any or all designated countries upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail the associated patent costs after such a notice is received from the Licensee.
The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee shall have no further right or licenses thereunder.

15. USE OF NAMES AND TRADEMARKS AND NONDISCLOSURE OF AGREEMENT

    15.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including any contraction, abbreviation, or simulation of any of the foregoing). The use of the name by Licensee of "The Regents of the University of California" or the name of any University of California campus or national laboratory is expressly prohibited except as provided for under Articles 13 (CONFIDENTIALITY) and 15 (USE OF NAMES AND TRADEMARKS AND NONDISCLOSURE OF AGREEMENT).

     15.2 Each party hereto further agrees not to use or refer to this Agreement or any license granted hereunder in any promotional activity without the express written approval of the other party. However, The Regents shall be free to release to the inventors of the Discovery and authors of the Software covered by this Agreement and senior administration officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, The Regents shall request that the inventors not disclose such terms and conditions to others. It is further understood that should a third party inquire whether a license is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (REPRESENTATIONS AND WARRANTS) to such third party, but shall not disclose the name of the Licensee, except where The Regents is required to release information under either the California Public Records Act or other applicable law.

    15.3 Licensee shall be entitled to file at its expense for a trademark registration on the mark QUIPS-TM-. In any event, The Regents and Licensee have the right to use such mark. If this Agreement is terminated in its entirety by either party hereto, then title to the QUIPS-TM- trademark shall be assigned to The Regents.

16. PROPERTY PROTECTION

    16.1 Licensee agrees to mark each Product falling within the scope of an issued claim within Patent Rights or Copyright for anything made and Distributed under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

    16.2 The Licensee shall provide in each copy of Software Products a notice of copyright in the name of The Regents of the University of California in such reasonable manner as is designated by The Regents. Subject to the rights granted to the U.S. Government specified in Appendix B, Licensee will maintain the proprietary nature of the Source Code and take such reasonable precautions to prevent the unauthorized disclosure of the Source Code to the same extent that Licensee protects the proprietary information contained in source code of its own. Licensee shall be entitled to register the Copyright covering the Software Products with the Library of Congress in the United States in the name of The Regents at the time it desires. The Regents shall use its best efforts to cooperate fully with Licensee in the timely execution of all documents necessary to register said Copyright in the name of The Regents.

    16.3 Licensee shall copy protect each copy of Software Products Distributed or transferred to a third party. Such copy protection for the Software Products shall be provided by means of non-copyable media or hardware security device.

    16.4 Any tangible personal property or Derivative Works developed or produced by or for Licensee independently or pursuant to any agreement between Licensee and a third party shall be the exclusive property of and owned by Licensee.

17. INFRINGEMENT

    17.1 In the event that either party responsible for administering this Agreement learns of substantial infringement of any patent or copyright licensed under this Agreement, the informed party shall call such infringement to the attention of the other party thereto in writing and shall provide the other party with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify an infringing third party of the infringement of any Patent Rights or Copyright limited to the exclusive rights granted under this Agreement without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

    17.2 Licensee may request that The Regents take legal action against the infringement of Patent Rights or Copyright. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to

Licensee. If the infringing activity has not been abated within ninety (90) days following the date of such request, The Regents shall have the right to:

          17.2.1 commence suit on its own account to terminate the infringement. In the event The Regents commences suit, Licensee shall reimburse The Regents for fifty percent (50%) of the actual Infringement Litigation Costs of the Regents. Licensee's share of the Infringement Litigation Costs of the Regents shall be paid to The Regents on a quarterly basis within sixty (60) days of receiving notice from The Regents of the amount of such costs. Such reimbursement shall continue until the suit is finally adjudicated or settled. All recoveries shall first be applied to fully repay The Regents and Licensee for the Infringement Litigation Costs. Any remainder shall be shared between The Regents and Licensee, with The Regents and Licensee sharing equally in the recovery; or

          17.2.2 refuse to participate in such suit. In the event The Regents refuses to participate in such suit, The Regents shall give notice of its election in writing to Licensee by the end of the one-hundredth (lOOth) day after receiving notice of such request from Licensee. Licensee thereafter may bring suit for patent or Copyright infringement in the name of Licensee and if the infringement occurred during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement. In the event Licensee elects to bring suit in accordance with this Paragraph, The Regents may thereafter join such suit at its own expense.

     17.3 Subject to Paragraph 17.2b above, legal action brought jointly by The Regents and Licensee and participated in by both shall be at the joint expense of the parties and all recoveries be shared jointly by them in proportion to the share of expense paid by each party.

     17.4 In the event that The Regents refuses to participate in a suit and the Licensee brings same, the Licensee may withhold, during pendency of the suit, up to fifty percent (50%) of the minimum and earned royalty income otherwise due The Regents to offset one-half of Infringement Litigation Costs of Licensee. The Infringement Litigation Costs of Licensee shall be deducted from royalty payments on a quarterly basis, and an accounting of such deductions shall be reflected in the quarterly royalty reports provided by Licensee to The Regents as set forth in Article 7 (PROGRESS AND ROYALTY REPORTS). Said withheld royalty income shall be applied to only those Infringement Litigation Costs that Licensee incurred during the quarter in which such royalty income was due and owing. Should one-half (1/2) of the Infringement Litigation Costs of the suit exceed one-half (l/2) of the royalties allowed to be withheld in accordance with this Paragraph 17.4, Licensee may apply such excess to the following quarter. This same application of excess cost will continue until such time as the suit is finally adjudicated. All recoveries shall first be applied to fully repay both parties for the cost of the suit, and any remainder shall be shared equally.

     17.5 Each party shall cooperate with the other in litigation proceedings instituted hereunder. Such litigation shall be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice pursuant to the determination of The Regents in any suit brought by Licensee.

18. INDEMNIFICATION

     18.1 Licensee and The Regents are acting as independent contractors under this Agreement and nothing contained herein shall make either party the agent, employee, partner, or representative of the other.

     18.2 Licensee agrees (and requires its sublicensees other than label sublicensees) to indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Discovery covered by Copyright, Patent Rights, and Property Rights; and the inventors of any Discovery covered by the patents and patent applications comprising Patent Rights and the authors of any Software covered by the Copyright to which The Regents is owner or co-owner of record, for any loss of or damage to the property of any person or persons and any injury or death of any person or persons resulting from or arising out of the exercise of this license or any sublicense granted herein, excluding acts of negligence on the part of The Regents and claims of infringement brought by The Regents against Licensee. Where The Regents is held to be negligent, liability shall be apportioned according to the percentage of negligence accorded to The Regents by an appropriate court or forum having jurisdiction. In those states or countries where such an allocation of the percentage of negligence is not awarded, any controversy or claim relating to such allocation of negligence between the parties to this Agreement shall be settled by arbitration in accordance with the arbitration provisions of Paragraphs 6.7 through 6.13 supra. In no event shall The Regents be liable for normal commercial activities of Licensee nor will The Regents be liable for any product liability under any related cause of action.

     18.3 The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18 (INDEMNIFICATION). Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 18 (INDEMNIFICATION).

19. WAIVER

     19.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

20. ASSIGNABILITY

     20.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, this Agreement shall be personal to the Licensee and shall be assignable by the Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld, except that Licensee may freely assign this Agreement to an Affiliate or to a business entity that acquires all or substantially all of the business or assets of the Licensee and that assumes, in writing, the performance of all provisions of this Agreement.

21. LATE PAYMENTS

     21.1 In the event royalty payments, fees, or patent prosecution costs are not received by The Regents when due, Licensee shall pay to The Regents interest charges at the rate of five percent (5%) plus the rate of interest which is charged by the San Francisco Federal Reserve Bank to member banks twenty-five (25) days prior to the date the payment was due. Such interest shall be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Licensee under this Paragraph 21.1 shall in no way affect the provision of
Article 19 (WAIVER) herein.

22. NOTICES

     22.1 Any payment, notice, or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) on the fourth day after mailing if mailed by first-class certified mail, postage paid, to the respective address given below, or to such other address as it shall designate by written notice given to the other party as follows:

In the case of the Licensee: VYSIS, INC.
                             3100 Woodcreek Drive
                             Downers Grove, IL 60515
                             Attn: Vice President, Technology and Bus. Dev.

In the case of The Regents:      THE REGENTS OF THE UNIVERSITY
                                 OF CALIFORNIA (C/N 85-157-1)
                                 Office of Technology Transfer
                                 Harbor Bay Parkway, Suite 150
                                 Alameda, California 94502
                                 Attention: Director

23. GOVERNING LAWS

     23.1 This Agreement shall be interpreted and construed in accordance with the laws of the State of California, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any Copyright, patent, or patent application shall be governed by the applicable laws of the country of such Copyright, patent, or patent application.

24. GOVERNMENT APPROVAL OR REGISTRATION

     24.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

25. EXPORT CONTROL LAWS

     25.1 The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

26. FORCE MAJEURE

     26.1 The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume.

27. DISPOSITION 0F PRODUCT ON HAND UPON TERMINATION

     27.1 Upon termination of this Agreement, the Licensee shall have the privilege of disposing of each previously made or partially made Product, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of such Product shall be subject to the terms of this Agreement including, but not limited to the payment of royalties for each Product at the rates and at the times provided herein and the rendering of reports in connection therewith.

     27.2 Subject to Paragraph 27.1 supra, upon termination of this Agreement for any reason, Licensee shall destroy the Products (including Source Code and documentation) in its possession within thirty (30) days following the offective date of termination. Licensee shall provide The Regents within forty (40) days of said destruction with written notice that the products have been destroyed.

28. MISCELLANEOUS

     28.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     28.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

     28.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

     28.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

     28.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

    28.6 This Agreement includes Appendix A and Appendix B which are attached hereto.

    IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

VYSIS, INC.                                 THE REGENTS OF THE UNIVERSITY
                                                  OF CALIFORNIA

By  /s/John L. Bishop                       By:   /s/ Terence A. Feuerborn
   ---------------------                         --------------------------
         (Signature)                                      (Signature)

Name        John L. Bishop                  Name:  Terence A. Feuerborn
     ____________________________
            (Please Print)

Title       President                       Title: Interim Director
    _____________________________                  Office of Technology Transfer

Date     May 18, 1995                       Date    5-23-95
    _____________________________            ______________________________

                               APPENDIX A

 Description of imaging applications to be licensed to Vysis

 1) QUIPS multi-color image acquisition Application

The image acquisition Application is a software package that drives the acquisition of multiple fluorescence color images in registration under interactive control. It is specifically designed to control an automated microscope configured with a high resolution digital CCD camera (Xillix MicroImager 1400 or Photometric. 200 series/KAF1400), multi bandpass filters (Chrome Technology), an automated filterwheel in the excitation lightpath (LEP or Sutter Instruments), and optionally a X-Y scanning stage (LEP or Marzhauser).

The functionality of the Application:

-  let the user interactively configure the acquisition parameters
-  perform auto-focussing
- accurate relocation of fields from previous experiments or from an automated metaphase scan
- allow independent control of the exposure times for up to 6 fluorochrome images
-  calculate suggested exposure times
-  show intensity histograms for each fluorochrome images
- show the acquired images individually or as color composites in full or reduced resolution
-  allow selection of multiple regions-of-interest for saving
- save image date in standard format including all associated experiment information

Subroutines in this Application:

-  autofocussing (JM)
-  camera control (DS)
-  microscope automation control (DS)
-  importing/relocation of metaphase lists (DS)
-  automatic exposure time calculation (JM)
-  image data storage in ICS format (JM, DS)
-  dark field correction (JM)
-  contrast enhancement (DS)
-  intensity/exposure histogram calculation (JM)
-  selection of regions-of-interest for saving (JM, DS)
-  interactive parameter configuration (DK)
-  acquisition control panel (DK)

2) CGH image analysis and profile analysis Application

The CGH image analysis Application extracts ratio profile information from images of CGH experiments acquired with the QUIPS Application. The ratio profiles show the relative copy number of DNA sequences along each chromosome in the metaphase spread between test DNA and reference DNA used in the experiment. The profile analysis part of the Application combines profile date from multiple metaphase spreads into a single "copy number karyogram" showing statistical significance of the entire experiment.

The functionality of the Application:
 - read in the image data and extract required experiment information data
 - perform background correction using non-linear filters in each fluorochrome image
 - segment the chromosomes in the image using non-linear filtering and model-based correction
 - calculate normalizer for each fluorochrome image interactively identify chromosomes
 - calculate the medial axis for each identified chromosome, integrate intensities perpendicular to the medial axis, calculate a local estimate for the background intensity, and save the normalized and background corrected profile data to file.
 - normalize the lengths of the chromosome profiles for each chromosome type in the experiment, show the average profile and the statistical distribution as standard deviation, confidence intervals, range, etc.
 - support output to file, screen, and printer of the "copy number karyograms"

Subroutines in this Application:

 - image and experiment information import (DS)
 - interactive segmentation (DS)
 - enhanced DAPI image calculation (JM)
 - background correction (DS, JP)
 - fallset calculation and background correction (DS, JP)
 - medial axis extraction (DS, LM)
 - profile calculation (DS)
 - automatic segmentation (MdK, JM)
 - normalization (JP, DS)
 - CGH analysis control panel (DS)
 - profile averaging (JP)
 - profile interpretation (JP)
 - averaged profile export (DS)

3) Fractional length metaphase mapping Application

The fractional length mapping Application calculates the location along the length of a chromosome of a specific locus DNA probe for the purpose of characterizing the probe.

 The functionality of the Application:

 - read in sub-images containing one chromosome each
 - segment the chromosome
 - calculate the medial axis
 - segment the DNA probe hybridization domain and select domains interactively
 - report the location of the probe relative to the length of the chromosome

 Subroutines in this Application:

 - image and experiment information import (DS)
 - chromosome segmentation (LM, DS)
 - DRT hybridization spot segmentation (LM)
 - medial axis extraction (DS, LM)

                                  APPENDIX B

                                                 MODIFICATION NO. M145
                                                 SUPPLEMENTAL AGREEMENT TO
                                                 CONTRACT NO. DE-AC03-76SF00098


Copyright Office. The University grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government.

(e) Copyrighted works (other than scientific and technical articles).

(1) The University may obtain permission to assert copyright, on an individual work, group or class basis, subsisting in technical data and computer software first produced by the University in performance of this contract, where the University can show that commercialization would be enhanced by such copyright protection, subject to the following:

(i)  University Request to Assert Copyright.

(A) For data other than scientific and technical articles, the University shall submit in writing to Patent Counsel its request to assert copyright in data first produced in the performance of this contract pursuant to this clause. Each request by the University to be complete must include: (1) the identity of the data (including any computer program) for which the University requests permission to assert copyright, as well as an abstract which is descriptive of the data and is suitable for dissemination purposes,
(2) the program under which it was funded, (3) on a best effort basis whether the data is subject to an international treaty or agreement, (4) whether the data is subject to export control, (5) a statement that the University plans to commercialize the data within five years of obtaining permission to assert copyright, and (6) for data other than computer software, a statement explaining why the assertion of copyright is necessary to enhance commercialization. For data that is developed using other funding sources in addition to DOE funding, the permission to assert copyright in accordance with this clause must also be obtained by the University from all other funding sources prior to the University's request to Patent Counsel. The request shall include the University's certification or other documentation acceptable to Patent Counsel demonstrating such permission has been obtained.

(B) Permission for the University to assert copyright in excepted categories of data as determined by DOE is expressly withheld. Such excepted categories include data whose release (1) would be detrimental to national security, i.e., involve classified information or data or sensitive information under
Section 148 of the Atomic Energy Act of 1954, as amended, or are subject to export control for nonproliferation and other nuclear-related national security purposes, (2) would not enhance the appropriate transfer or dissemination and commercialization of such data, (3) would have a negative impact on U.S. industrial competitiveness, (4) would prevent DOE from meeting its obligations under treaties and international agreements, or (5) would be detrimental to one or more of DOE's programs. Additional excepted categories may be added by the Assistant General Counsel for Intellectual Property. Where data are determined to be under an export control restriction, the University may still obtain permission to assert copyright in such restricted data for purposes of limited commercialization within the constraints provided by the export control statutes and regulations subject to the provisions of this clause. However, notwithstanding any other provision of this contract, all data developed with Naval Reactors' funding and those data that are classified fall within the above excepted categories and permission to assert copyright will not be granted by DOE for those data. Additionally, the rights of the University in data are subject to the disposition of data rights in the treaties and international agreements identified under this contract as well as those additional treaties and international agreements which DOE may from time to time identify by unilateral amendment to the contract; such amendment listing added treaties and international agreements is effective only for data which is developed after the date such treaty or international agreement is added to this contract. Also, the University will not be permitted to assert copyright in data in the form of various technical reports generated by the University under the contract without first obtaining the advanced written permission of the Contracting Officer.

(ii) DOE Review and Response to University's Request. The Patent Counsel shall use its best efforts to respond in writing within 90 days of receipt of a compete request by the University to assert copyright in technical data and computer software pursuant to this clause. Such response shall either give or withhold DOE's permission for the University to assert copyright or advise the University that DOE needs additional time to respond and the reasons therefor.

(iii)  Permission for University to Assert Copyright.

(A) For computer software, the University shall furnish to the contractor designated by DOE to serve as the DOE centralized software distribution and control point, at the time permission to assert copyright is given under (ii) above: (1) an abstract describing the software suitable for publication, (2) the source code for each software program, and (3) the object code and at least the minimum support documentation needed by a technically competent user to understand and use the software. The Patent Counsel, for good cause shown by the University, may allow the minimum support documentation to be delivered within 60 days after permission to assert copyright is given or at such time the minimum support documentation becomes available. The University acknowledges that the above-identified DOE-designated contractor may provide a technical description of the software in an announcement identifying its availability from the copyright holder. If adequate documentation is not available at the time of assertion of copyright, then the University shall require its licensee to supply such documentation within 6 months of license issuance.

(B) Unless otherwise directed by the Contracting Officer, for data other than computer software to which the University has received permission to assert copyright under paragraph (ii) above, the University shall within sixty (60) days of obtaining such permission furnish to DOE's Office of Scientific and Technical Information (OSTI) a copy of such data as well as an abstract of the data suitable for dissemination purposes. The University acknowledges that OSTI may provide an abstract of the data in an announcement to DOE, its contractors and to the public identifying its availability from the copyright holder.

(C) For a period of five (5) years beginning on the date the University is given permission to assert copyright in data, the University grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, prepare derivative works, and perform publicly and display publicly, by or on behalf of the Government. Subject to DOE approval, the five-year period is renewable for two more five-year periods. The DOE approval will be based on the standard that the work is still commercially viable and the market demand is being met.

(D) After the five (5) year period set forth in (C) above, or if, prior to the end of such periods, the University abandons commercialization activities pertaining to the data to which the University has been given permission to assert copyright, the University grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, distribute copies to the public, prepare derivative works, perform publicly and display publicly, and to permit others to do so.

(E) Whenever the University obtains permission to assert copyright in data, the University shall affix the applicable copyright notice of 17 U.S.C.
Section 401 or Section 402 on the copyrighted data and also an acknowledgement of the Government sponsorship and license rights of paragraphs (C) and (D) above. Such action shall be taken when the data are delivered to the Government, published, licensed, or deposited for registration as a published work in the U.S. Copyright Office. The acknowledgement of Government sponsorship and license rights shall be as follows:

     NOTICE: The Government is granted for itself and others acting on its behalf a paid-up, nonexclusive, irrevocable worldwide license in this data to reproduce, prepare derivative works, and perform publicly and display publicly. Beginning five (5) years after (date permission to assert copyright was obtained), subject to two possible five year renewals, the Government is granted for itself and others acting on its behalf a paid-up, nonexclusive, irrevocable worldwide license in this data to reproduce, prepare derivative works, distribute copies to the public, perform publicly and display publicly, and to permit others to do so. NEITHER THE UNITED STATES NOR THE UNITED STATES DEPARTMENT OF ENERGY, NOR ANY OF THEIR EMPLOYEES, MAKES ANY WARRANTY, EXPRESS OR IMPLIED, OR ASSUMES ANY LEGAL LIABILITY OR RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY INFORMATION, APPARATUS, PRODUCT, OR PROCESS DISCLOSED, OR REPRESENTS THAT ITS USE WOULD NOT INFRINGE PRIVATELY OWNED RIGHTS.

(F) With respect to any data to which the University has received permission to assert copyright, the DOE has the right, during the five-year period(s) set forth in subparagraph (e) (1) (i) (A) above, to request the University to grant a nonexclusive, partially exclusive or exclusive license in any field of use to a responsible applicant(s) upon terms that are reasonable under the circumstances, and if the University refuses such request, to grant such license itself, if the DOE determines that the University has not made a satisfactory demonstration that either it or its licensee(s) is actively pursuing commercialization of the data as set forth in subparagraph
(e)(1)(i)(A) above. Before licensing under this subparagraph (F), DOE shall furnish the University a written request for the University to grant the stated license, and the University shall be allowed thirty (30) days (or such longer period as may be authorized by the Contracting Officer for good cause shown in writing by the University) after such notice to show cause why the license should not be granted. The University shall have the right to appeal the decision of the DOE to grant the stated license to the Invention Licensing Appeal Board as set forth in 10 C.F.R. 781.65 - "Appeals."

(G) No costs shall be allowable for maintenance of copyrighted data for commercial purposes, primarily for the benefit of the University and/or a licensee and which exceeds DOE Program needs, except as expressly


                                   124